SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

Post-Effective Amendment No. 1 to
FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

ENERGY FUTURE HOLDINGS CORP.
(formerly TXU Corp.)
(Exact Name of Registrant as Specified in Its Charter)

Texas (State or Other Jurisdiction of Incorporation or Organization)	75-2669310 (I.R.S. Employer Identification No.)

Energy Plaza, 1601 Bryan Street, Dallas, Texas  75201
(Address of Principal Executive Offices)  (Zip Code)

Deferred Compensation Plan for
Directors of Subsidiaries of Texas Utilities Company
(Full title of the Plan)

DAVID P. POOLE, Esq.
Executive Vice President and General Counsel
Energy Plaza
1601 Bryan Street
Dallas, Texas  75201
(214) 812-4600
(Names, Addresses and Telephone Numbers, including Area Codes, of Agents for Service)

DEREGISTRATION

This Post-Effective Amendment No. 1 is an amendment to the Registration Statement on Form S-8 (Reg. No. 333-45657) (the “Registration Statement”) of Energy Future Holdings Corp., formerly named TXU Corp. (the “Company”).  Effective as of October 10, 2007 (the “Effective Time”), pursuant to the Agreement and Plan of Merger, dated as of February 25, 2007, among the Company, Texas Energy Future Holdings Limited Partnership and Texas Energy Future Merger Sub Corp (“Merger Sub”), Merger Sub merged with and into the Company with the Company being the surviving corporation and all issued and outstanding shares of Common Stock of the Company, other than certain excluded shares, converted into the right to receive cash.  All offerings under the Registration Statement were terminated.  In accordance with the undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities registered under the Registration Statement which remain unsold at the termination of the offerings, the Company hereby removes from registration all securities registered under the Registration Statement which remained unsold as of the Effective Time.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas on this 8th day of November, 2007.

ENERGY FUTURE HOLDINGS CORP.
By:	/s/ Stanley J. Szlauderbach
Name:	Stanley J. Szlauderbach
Title:	Senior Vice President and Controller

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